Exhibit 99.2

Media Contact for SFX

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

SFX ENTERTAINMENT ACQUIRES STEREOSONIC’S TOTEM ONELOVE GROUP

NEW YORK — (October 29, 2013) — SFX Entertainment, Inc. (NASDAQ: SFXE), the world’s largest producer of live events and entertainment content focused exclusively on electronic music culture (EMC), announced today that it has acquired 100 percent of the assets of Totem OneLove Group Pty Ltd., promoter and producer of the leading Australian EMC festival, Stereosonic.

Based in Melbourne, Totem OneLove Group has developed intoone of Australia’sleading innovatorsin the dancemusic scene and established itself worldwide with its pioneering Stereosonic event, a five-city, outdoor touring festival held annually across Australia over two weekends. Stereosonic continues to expand rapidly.  Ticket sales were 194,000 in 2012 and, due to popular demand, a second day was added in each city for this year’s upcoming November and December events.  So far, 280,000 tickets have been sold for the 2013 shows, with more than three weeks of sales remaining.

Totem OneLove Group and its partners bring a wealth of experience, as they have spent the past 25 years creating events for audiences ranging from 500 to 70,000 in size, as well as producingtoursfor major electronic artists. Totem OneLove Group has a richhistory in club nights, festivals, music labels, online ventures, live events and as animpactful leader in youth marketing. Recent events include four shows by the Swedish House Mafia that attracted 72,000 fans.  Stereosonic also has been voted “Australia’s Favourite Festival” for four years running by fans at the inthemix.com.au Dance Music Awards.

“The acquisition of Totem OneLove Group is an important step as we expand into the huge Southeast Asia market,” said Robert F.X. Sillerman, Chairman and CEO of SFX. “The world-class professionalism of Totem gives us the proximity, experience and platform to continue our growth strategy. Richie McNeill and Dror Erez are respected and admired by their industry peers, deservedly so, for what they have created and built.”  With this acquisition, and pro forma for announced acquisitions, SFX will operate 52 festivals worldwide.

“Bob Sillerman and the SFX team have had a history of being innovative, breaking boundaries and never being afraid to push the envelope,” said Richie McNeill, Managing Director of Totem OneLove Group.  “Our vision is global and the SFX team will help us achieve that and we will work to help SFX’s other entities grow here in our territory, Australia and Asia.”

DrorErez, Director of Totem OneLove Group, added, “As we are starting this new and exciting journey, we would like to thank Bob Sillerman and the entire SFX organization for making us feel like family from the very beginning, and for showing us the value in coming aboard this unique venture, with great passion and patience.”

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (‘‘EMC’’). SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community. SFX produces and promotes a growing portfolio of live events and includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Disco Donnie Presents and Life in Color. SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.